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                                                                   Exhibit 10.22


                                TADEO HOLDINGS, INC.
                        42705 Grand River Avenue - Suite 101
                                Novi, Michigan 48375


                                                            July 10, 1998


Brian D. Bookmeier
19327 Augusta Drive
Livonia, Michigan 48152

     Re: Termination of Employment Agreement
         -----------------------------------

Dear Alan:

     This is to confirm our understanding regarding the termination of your employment agreement with Tadeo Holdings, Inc. (the "Company") which expires on December 31, 1999 (the "Agreement"), and the payment of your indebtedness to the Company in the principal and accrued interest amount of One Hundred Sixty-Two Thousand Six Hundred Twenty-Six and 60/100's Dollars ($162,626.60) (the "Debt").

     We agree that, pursuant to the Agreement, the Company is obligated to pay you the sum of Two Hundred Eighty-Seven Thousand Five Hundred Dollars ($287,500) (the "Remuneration") as of July 10, 1998, over the remainder of the term of the Agreement ending December 31, 1999. You agree to accept the following in full consideration and discharge of the payment to you of the Remuneration:

     1. Cash in the amount of One Hundred Twenty-Eight Thousand Three Hundred Thirty-Three Dollars ($128,333) (the "Cash Payment"), payable by wire transfer upon the execution and delivery of this letter agreement and all other documents to be executed and delivered in connection with the termination of your employment agreement;

     2. The Company's promissory note in the principal amount of Seventy-Five Thousand Dollars ($75,000), bearing simple interest at the rate of seven percent (7%) per annum and maturing on January 1, 2000 (the "Note"), in the form annexed hereto as Exhibit A; and

     3. The Company's issuance to you of non-qualified options to acquire 84,167 shares of its common stock, at an exercise price of One Dollar ($1.00) per share, with the closing price of the Company's common stock being $1.03125 per share on the date hereof, to be fully paid by your cancellation of the Company's indebtedness to you for the remainder of the Remuneration in the amount of Eighty-Four Thousand One Hundred Sixty-Seven Dollars ($84,167). These options are being granted under the Company's


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1992 Employee Stock Option Plan pursuant to an option agreement in the form annexed hereto as Exhibit B (the "Option Agreement").

     Immediately prior to the Company's execution and delivery to you of the Note and the Option Agreement, and the receipt by you of the Cash Payment, you shall pay the Company, by wire transfer of readily available funds in accordance with instructions to be provided by the Company, the full amount of the Debt.

     You agree that, upon receipt of the Cash Payment, the Company's duly executed Note and a copy of the Option Agreement duly executed by the Company, the Agreement and your employment with the Company will automatically terminate, without more, and you shall have no further rights under the Agreement, whether to receive any compensation or otherwise. You further agree that, automatically upon your receipt of the foregoing consideration in full and complete payment of the Remuneration, without any further action on your part or the part of the Company, you shall have waived and released the Company from any and all liabilities, claims, costs or expenses to which you may have a right or which you may have asserted against the Company that arise or have arisen out of or in connection with the Agreement and/or your employment thereunder.

     If the foregoing accurately sets forth our understanding with respect to the subject matter of this letter, please so indicate by signing in the space provided below.


Accepted and Agreed To                    Very truly yours,
this 10th day of July, 1998               Tadeo Holdings, Inc.


________________________                By:___________________________
Brian D. Bookmeier                          James Linesch, Secretary






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